Exhibit 99.1

Speedus Announces Third Quarter Fiscal 2007 Results

November 14, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $3.0 million, or $0.19 per share on a fully diluted basis, for the nine months ended September 30, 2007 compared to a net loss of $4.5 million, or $0.28 per share on a fully diluted basis, for the nine months ended September 30, 2006. The loss before depreciation and amortization was $2.9 million for the nine months ended September 30, 2007 compared to a loss before depreciation and amortization of $3.9 million for the nine months ended September 30, 2006.

For the quarter ended September 30, 2007, the Company reported a net loss of $1.2 million, or $0.08 per share on a fully diluted basis, compared to a net loss of $1.0 million, or $0.06 per share on a fully diluted basis, for the quarter ended September 30, 2006. The loss before depreciation and amortization was $1.2 million for the quarter ended September 30, 2007 compared to a loss before depreciation and amortization of $0.8 million for the quarter ended September 30, 2006.

For the nine months ended September 30, 2007, total operating expenses, before depreciation and amortization, amounted to $4.3 million compared to $4.8 million for the nine months ended September 30, 2006. This decrease is primarily a result of a decrease in non-cash stock based compensation.

In October 2007, Zargis Medical and the 3M Company entered into an exclusive multi-year marketing agreement involving Zargis’ heart sound analysis software and 3M Littmann’s next-generation electronic stethoscope. Under the agreement, Zargis will support 3M in its efforts to develop a next-generation stethoscope that will be compatible with Zargis’ heart sound analysis software. In addition, the alliance provides Zargis with a wide-range of marketing and promotional opportunities along with exclusive rights to sell its ground-breaking heart sound analysis software through the global distribution network of the Littmann brand. The agreement grants 3M a minority equity position in Zargis, following the first sale of Zargis’ software through the 3M distribution channel, and a seat on Zargis’ board of directors.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2006 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Revenues	$191,473	$210,179	$577,928	$638,318

Expenses:
Selling, general and administrative	885,302	699,044	2,806,000	3,161,916
Research and development	524,296	482,199	1,258,557	1,384,346
Depreciation and amortization	51,340	174,272	156,433	617,665
Cost of sales	89,912	70,969	231,614	230,215

Total operating expenses	1,550,850	1,426,484	4,452,604	5,394,142

Operating loss	(1,359,377)	(1,216,305)	(3,874,676)	(4,755,824)

Investment income/(loss)	152,674	232,460	862,839	268,109

Net loss	$(1,206,703)	$(983,845)	$(3,011,837)	$(4,487,715)

Per share:
Loss per common share - basic and diluted	$(0.08)	$(0.06)	$(0.19)	$(0.28)

Weighted average common shares outstanding - basic and diluted	15,967,640	16,024,108	15,968,359	16,063,362

 SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$4,851,678	$10,204,167
United States Treasury bills	5,975,190	4,990,250
Marketable securities	2,139,548	354,011
Prepaid expenses and other	123,211	143,654

Total current assets	13,089,627	15,692,082
Property and equipment, net of accumulated depreciation of $567,289 and $444,972	439,190	527,828
Other intangible assets, net of accumulated amortization of $1,125,928 in 2006	—	34,116
Other investments	800,000	800,000
Other assets	83,127	81,737

Total assets	$14,411,944	$17,135,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,191	$62,805
Accrued liabilities	1,156,759	971,055

Total current liabilities	1,217,950	1,033,860

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,750,174 shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	91,569,765	91,464,119
Treasury stock (at cost; 5,782,534 and 5,780,884 shares)	(6,085,078)	(6,083,360)
Accumulated deficit	(72,508,195)	(69,496,358)

Stockholders’ equity	13,193,994	16,101,903

Total liabilities and stockholders’ equity	$14,411,944	$17,135,763